UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

July 12, 2012
Date of Report (date of earliest event reported)

VALENCE TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-20028	77-0214673
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

12303 Technology Boulevard,
Suite 950
Austin, Texas 78727
(Address of principal executive offices)

(512) 527-2900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.	Bankruptcy or Receivership.

On July 12, 2012, Valence Technology, Inc. (the "Company" or the “Debtor”) filed a voluntary petition in the United States Bankruptcy Court for the Western District of Texas (the "Bankruptcy Court") seeking relief under the provisions of Chapter 11 ("Chapter 11") of Title 11 of the United States Bankruptcy Code ("Bankruptcy Code"). The Chapter 11 case is being administered under the caption "In re Valence Technology, Inc.," Case No. 12-11580 (the "Chapter 11 Case"). The Debtor remains in possession of its assets and continues to operate its business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

On July 12, 2012, the Company issued a press release regarding the filing of the Chapter 11 Case.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The commencement of the Chapter 11 Case described in Item 1.03 above constitutes or may constitute an event of default or otherwise triggers or may trigger repayment obligations under the Company's debt obligations. As a result of such an event of default or triggering event, such debt obligations of the Company have become due and payable. Any efforts or actions to enforce those payment obligations are stayed as a result of the filing of the Chapter 11 Case. The material debt agreements, and the approximate aggregate principal balance of debt outstanding thereunder as of July 12, 2012, are as follows:

Loan and Security Agreement between the Company and iStar Tara LLC, successor in interest to SFT I, Inc., dated as of July 13, 2005, as amended, with principal amount of $3.0 million purchased by Carl Warden effective in March 2012.  The balance on this loan (including accrued interest) as of July 12, 2012 was approximately $3.0 million.

Loan Agreement dated July 17, 1990 between the Company and Baccarat Electronics, Inc. and subsequently transferred to Berg & Berg Enterprises, LLC, as amended.  The balance on this loan (including accrued interest) as of July 12, 2012 was approximately $32.2 million.

Loan Agreement dated October 5, 2001 between the Company and Berg & Berg Enterprises, LLC, as amended. The balance on this loan (including accrued interest) as of July 12, 2012 was approximately $36.9 million.

The ability of creditors of the Company to seek remedies to enforce their rights against the Company under the agreements described above is automatically stayed as a result of the filing of the Chapter 11 Case and the creditors' rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 11, 2012, the Company requested to the NASDAQ Stock Market LLC (“NASDAQ”) that, in connection with the expected filing of the Chapter 11 Case described in Item 1.03, trading of its common stock on The NASDAQ Capital Market be suspended prior to the open of the market on July 12, 2012.  The Company also requested that the hearing before the NASDAQ Hearings Panel scheduled for July 26, 2012 (as described in the Company’s Form 8-K filed on July 11, 2012) be cancelled.  By letter dated July 12, 2012, NASDAQ notified the Company that its listing would be suspended prior to the market open on July 16, 2012.  As a result of the filing of the Chapter 11 Case, trading in the Company’s stock was halted before the open of trading on July 12, 2012.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 Press Release dated July 12, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALENCE TECHNOLOGY, INC.

Dated: July 12, 2012	By:	/s/ Roger A. Williams
Roger A. Williams
Vice President-Law, General Counsel and Secretary

EXHIBIT INDEX

Exhibit 99.1 Press Release dated July 12, 2012